Exhibit 10.5

TERMINATION AGREEMENT

This Termination Agreement, dated as of December ___, 2014 (the ’’Termination Agreement”), between Alpha Capital Anstalt, a Lichtenstein corporation, Adventure Ventures LLC, a New York limited liability company, Whalehaven. Capital Fuad, Ltd., a Bermuda corporation, DPIT 5 LLC, a Nevada limited liability company, and OJA LLC, a Florida Limited liability company (collectively, the "Seller"), and Vapir Enterprises Inc. f/k/a FAL Exploration Corp., a Nevada corporation (the "Buyer” and together with Seller, the "Parties” and each, a ’’Party”), agree as follows:

WHEREAS, the Parties have entered into a Real Estate Purchase and Sale Agreement, dated as of November 13, 2013 (the “Agreement”); and

WHEREAS, the Parties have agreed to unwind the purchase of the Property and the Buyer has agreed to sell the Property and return all proceeds of such sale of the Property back to the Seller and all consideration paid for the Property shall be returned to the Buyer, including the Promissory Note in the amount of $200,000 and the 800,000 pre-reverse stock split shares of common stock of the Buyer; and

WHEREAS, the Buyer hereby agrees to sell the Property for an estimated total price of $224,755 (the “Sale Proceeds") and put the proceeds in escrow to be held for the Seller pursuant to the terms of this Termination Agreement; and

WHEREAS, the Parties hereto desire to terminate the Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.     Definitions Capitalized terms used and not defined in this Termination Agreement have the respective meanings assigned to them in the Agreement.

2.     Termination of the Agreement Subject to the terms and conditions of this Termination Agreement, the Agreement is hereby terminated as of the date first written above (the “Termination Date"). From and after the Termination Date, the Agreement will be of no further force or effect, and the rights and obligations of each of the Parties thereunder shall terminate.

3.     Return of Purchase Price and Remittance of Proceeds of Sale to Seller. Pursuant to the terms of the Agreement, as consideration for the Property, the Buyer agreed to purchase the property for $400,000 (the “Purchase Price”) which consisted of: (i) a total of 800,000 shares of stock of the Buyer, based on a price of $0.25 per share (the “Shares’’); and (ii) a promissory note in the original principal amount of $200,000 bearing interest at the lowest imputed rate, with no payments or principal or interest due or payable until the thirty-sixth month after Closing (the “Note”). Pursuant to this Termination Agreement, the Buyer hereby agrees to sell the Property and place the Sale Proceeds in trust to be delivered to the Seller and, in exchange for the Sale Proceeds, the Seller hereby agrees to return the total Purchase Price by deeming their Note satisfied in full and returning the Shares to treasury immediately upon the Termination Date.

For the avoidance of doubt, the Shares were issued prior to the 5 to 1 reverse stock split that was approved and effective by the Company on October 3, 2014. Therefore, as of the date of this Termination Agreement and on a post-reverse split adjustment, the Shares are a total of 160,000 shares of common stock.

4.	Certain Rights and Obligations

As material consideration for the covenants, agreements and undertakings of the Parties under this Termination Agreement;

(a)   Promptly following the full execution of this Termination Agreement, the Buyer shall execute the necessary documents to transfer ownership of the Property back to the Sellers (the ‘‘Termination Transfer”).

(b)   Promptly following the full execution of this Termination Agreement, the Seller shall deliver to Buyer (i) all the Shares issued to them in connection with the Agreement; and (ii) the Note to be cancelled and deemed satisfied in full.

5.	Mutual Release

(a)   In consideration of the covenants, agreements and undertakings of the Parties under this Termination Agreement, each Party, on behalf of itself and its respective present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors and assigns (collectively, “Releasers”) hereby releases, waives and forever discharges the other Party and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, permitted successors and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expeases, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Termination Agreement arising out of or relating to the Agreement, except for any Claims relating to rights and obligations preserved by, created by or otherwise arising out of this Termination Agreement.

(b)   Each Party, on behalf of itself and each of its respective Releasors, understands that it may later discover Claims or facts that may be different than, or in addition to, those that it or any other Releasor now knows or believes to exist regarding the subject matter of the release contained in this Section 5, and which, if known at the time of signing this Tennination Agreement, may have materially affected this Termination Agreement and such Party’s decision to enter into it and grant the release contained in this Section 5. Nevertheless, the Releasors intend to fully finally and forever settle and release all Claims that now exist, may exist or previously existed, as set forth in, the release contained in this Section 5, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts.

6.	Representations and Warranties Each Party hereby represents and warrants to the other Party that:

(a)   It has the full right, corporate power and authority to enter into this Termination Agreement and to perform its obligations hereunder.

(b)   The execution of this Termination Agreement by the individual whose signature is set forth at the end of this Termination Agreement on behalf of such Party, and the delivery of this Termination Agreement by such Party, have been duly authorized by all necessary corporate action on the part of such Party.

(c)   This Termination Agreement has been executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party hereto) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity.

(d)   It (i) knows of no Claims against the other Party relating to or arising out of the Agreement that are not covered by the release contained in Section 5 and (ii) has neither assigned not transferred any of the Claims released herein to any person or entity and no person or entity has subrogated to or has any interest or rights in any Claims.

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THE AGREEMENT AND IN THIS TERMINATION AGREEMENT, (A) NEITHER PARTY HERETO NOR ANY PERSON ON SUCH PARTY’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) EACH PARTY HERETO ACKNOWLEDGES THAT, IN ENTERING INTO THIS TERMINATION AGREEMENT, IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH OTHER PARTY’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 6.

7.	Indemnification

(a)   Each Party (as "Indemnifying Party”) shall defend, indemnify and hold harmless the other Party, and its officers, directors, employees, agents, affiliates, permitted successors and permitted assigns (collectively, "Indemnified Party”), against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees, fees and the costs of enforcing any right to indemnification under this Termination Agreement and the cost of pursuing any insurance providers, awarded against an Indemnified Party in a final non-appealable judgment (collectively, ’’Losses”), arising out or resulting from any claim of a third party alleging: (i) material breach by Indemnifying Party or its employees, consultants or other personnel of any representation, warranty, covenant or other obligations set forth in this Termination Agreement; or (ii) gross negligence or more culpable act or omission of an Indemnifying Party or its employees, consultants or other personnel (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Termination Agreement.

(b)   Notwithstanding anything to the contrary in this Termination Agreement, the Indemnifying Party is not obligated to indemnify, defend or hold harmless the other Party and the other Indemnified Parties against any Losses arising out of or resulting, in whole or in part, from an Indemnified Party’s: (i) willful acts or omissions; or (ii) bad faith failure to materially comply with any of its obligations set forth in this Termination Agreement.

(c)   An Indemnified Party seeking indemnification under this Section 7 shall give the Indemnifying Party: (i) prompt Notice (as defined below) of the relevant claim; provided, however, that failure to provide such notice shall not relieve the Indemnifying Party from its liability or obligation hereunder except to the extent of any material prejudice directly resulting from such failure; and (ii) reasonable cooperation, at the Indemnifying Party’s expense, in the defense of such claim. The Indemnifying Party shall have the right to control the defense and settlement of any such claim; provided, however, that the Indemnifying Party shall not, without the prior written approval of the Indemnified Party, settle or dispose of any claims in a manner that affects the Indemnified Party’s rights or Interests, The Indemnified Party shall have the right to participate in the defense at its own expense.

(d)   THIS SECTION 7 SETS FORTH THE ENTIRE LIABILITY AND OBLIGATION OF EACH INDEMNIFYING PARTY AND THE SOLE AND EXCLUSIVE REMEDY OF EACH INDEMNIFIED PARTY FOR ANY DAMAGES COVERED BY THIS SECTION 7.

8.     Confidentiality Subject to the terms and conditions of Section 9(a), each Party acknowledges the confidential nature of the terms and conditions of this Termination Agreement (collectively, the "Confidential Information”) and agrees that it shall not (a) disclose any of such Confidential Information to any person or entity, except to such affiliates, employees, advisors and other representatives who need to know the Confidential Information to assist such Party, or act on its behalf, to exercise its rights or perform its obligations under this Termination Agreement, or (b) use the Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Termination Agreement. Each Party shall be responsible for any breach of this Section 8 caused by any of its affiliates, employees, advisors, or other representatives. Notwithstanding the foregoing, if any Confidential Information is permissibly disclosed pursuant to Section 9(a), such information will no longer be deemed “Confidential information” for the purposes of this Section 8.

9.	Publicity and Announcements

(a)   Neither Party shall (orally or in writing) publicly disclose or issue any press release or make any other public statement, or otherwise communicate with the media, concerning the existence of this Termination Agreement or the subject matter hereof, without the prior written approval of the other Party (which shall not be unreasonably withheld or delayed), except to the extent that such Party (based upon the reasonable advice of counsel) is required to make any public disclosure or filing with respect to the subject matter of this Termination Agreement (i) by applicable law, or (ii) pursuant to any rules or regulations of any securities exchange of which the securities of such party are listed or traded, or (iii) in connection with enforcing its rights under this Tennination Agreement.

10.	Miscellaneous

(a)   All notices, requests, consents, claims, demands, waivers, summons and other legal process, and other similar types of communications hereunder (each, a ’’Notice”) must be in writing and addressed to the relevant Party at the address set forth on the first page of this Termination Agreement (or to such other address that may be designated by the receiving Party from time to time in accordance with this Section 10(a). All Notices must be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), or certified or registered mail (in each case, return receipt requested, postage prepaid). A Notice is effective only (i) upon receipt by the receiving Party and (ii) if the Party giving the Notice has complied with the requirements of this Section 10(a).

(b)   This Termination Agreement and all matters arising out of or relating to this Termination Agreement are governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of Jaws provisions of such State. Any legal suit, action or proceeding arising out of or relating to this Termination Agreement must be instituted in the federal courts of the United States of America or the courts of the State of New York, in each case located in the City of New York and County of New York, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

(c)   This Termination Agreement, and each of the terras and provisions hereof, may only be amended, modified, waived or supplemented by an agreement in writing signed by each Party.

(d)   Neither Party may assign, transfer or delegate any or all of its rights or obligations under this Termination Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may assign this Termination Agreement to an affiliate, a successor-in-interest by consolidation, merger or operation of law or to a purchaser of all or substantially all of the Party’s assets. No assignment will relieve the assigning party of any of its obligations hereunder. Any attempted assignment, transfer or other conveyance in violation of the foregoing will be null and void. This Termination Agreement will inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(e)   This Tennination Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Termination Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Termination Agreement.

(f)   For purposes of this Termination Agreement, (i) the words “include," “includes” and “including" are deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; (iii) the words "herein,” “hereof,” “hereby,” "hereto” and “hereunder" refer to this Termination Agreement as a whole; (iv) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (y) words denoting any gender include all genders. The Parties drafted this Termination Agreement without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(g)   The headings in this Termination Agreement are for reference only and do not affect the interpretation of this Termination Agreement.

(h)   If any term or provision of this Termination Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Termination Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction; provided, however, that if any fundamental term or provision of this Termination Agreement is invalid, illegal or unenforceable, the remainder of this agreement shall be unenforceable.

(i)   Each of the Parties shall, from time to time at the request and sole expense of the other Party, furnish the other Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary to carry out the provisions of this Termination Agreement and give effect to the transactions contemplated hereby.

(j)   Each Party acknowledges and agrees that (i) & breach or threatened breach by such party of any of its obligations under this Termination Agreement would give rise to irreparable harm to the other party for which monetary damages would not be an adequate remedy and (ii) in the event of a breach or a threatened breach by such Party of any such obligations, the other Party will, in addition to any and all other rights and remedies that may be available to such party at law, at equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Each Party agrees that it shall not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 10(j).

(k)   This Termination Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(l)   Each Party shall pay its own costs and expenses in connection with the drafting, negotiation and execution of this Termination Agreement (including the fees and expenses of its advisors, accounts and legal counsel).

(m)   Except as expressly set forth in this Section 9(m), this Termination Agreement benefits solely the Parties hereto and their respective permitted successors and permitted assigns, and nothing in this Termination Agreement, express or implied, confers on any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Termination Agreement.

IN WITNESS WHEREOF, the Parties have executed this Termination Agreement as of the date first written above.

SELLER

ALPHA CAPITAL ANSTALT,		DPIT 5 LLC
a Lichtenstein corporation		a Nevada limited liability company

By	/s/ Konrad Ackerman	By	/s/ Samuel Del Presto
Name: Konrad Ackerman		Name: Samuel Del Presto
Title: President		Title: Managing Member

ADVENTURE VENTURES, LLC,		OJA, LLC
a New York limited liability company		a Florida limited liability company

By		By	/s/ Hilary L. Marx - Averbach
Name:		Name: Hilary L. Marx - Averbach
Title:		Title: President

WHALEHAVEN CAPITAL FUND, LTD.,
a Bermuda corporation

By	/s/ Michael Finkelstein
Name:
Title: PRO